Exhibit 99.2

PARTICIPANTS

Michael Feurer Trans World Entertainment Corporation - CEO

John Anderson Trans World Entertainment Corporation - CFO

William Meyers Miller Asset Management – Analyst

Operator

Good day and welcome to the Trans World Entertainment Corporation second-quarter 2015 results conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Michael Feurer, Chief Executive Officer. Please go ahead, sir.

Michael Feurer - Trans World Entertainment Corporation - CEO

Thank you, Tim. Good morning. Thank you for joining us as we discuss our second-quarter results. On the call today with me is John Anderson, our Chief Financial Officer.

Before John reviews our results, I would like to mention some highlights from the quarter. In line with the results in our emerging categories of trend and electronics, our customers continue to react positively to the changes we are making to our product assortment and the presentation of those assortments in our stores.

Combined, these categories delivered a 30% comp increase and continue to become a larger portion of our business.

During the second quarter, they represented 30% of our business versus 23% in the same period last year. Comp sales in these categories were driven by expanded assortments and improved in-store merchandising initiatives. The increase in our emerging categories resulted in flat total comp sales for the quarter.

Our gross margin rate improved 130 basis points to an historical high. The improvement was driven by increases across the majority of our merchandise categories, achieved through a shift in mix to the higher margin emerging categories, improved inventory control, and better price management. In conjunction with a flat comp and a 130 basis-point improvement in gross margin, our EBITDA for the quarter improved $800,000, excluding a one-time benefit.

Improved inventory management led to a 7.5% reduction in overall inventory as compared to the end of the second quarter last year and reduced inventory to $69 per square foot from $70 per square foot for the same period last year.

We will continue to further our inventory discipline in the second half of the year.

We further strengthened our balance sheet as we ended the quarter with cash of $91 million, compared to $82 million last year.

Now John will take you through the financial highlights for the quarter.

John Anderson - Trans World Entertainment Corporation - CFO

Thanks, Mike. Good morning.

For the second quarter, comparable sales were flat versus last year. Total sales for the quarter were $67.5 million, a decrease of 6.2% compared to last year. Stores in operation decreased 5.8%.

As Mike mentioned, our gross margin rate for the quarter increased 130 basis points to 40.3% of sales from 39% last year. Margin rates continue at historically high levels.

SG&A expenses were $28.7 million, a reduction of $3.1 million or 9.7% from last year’s second quarter. The reduction in SG&A expenses was due to fewer stores in operation and a one-time reimbursement of expenses related to a legal settlement of $1.4 million. SG&A expenses as a percent of sales were 42.5%, as compared to 44.2% for the same period last year.

EBITDA improved $2.2 million for the quarter to a loss of $1.5 million as compared to a loss of $3.7 million last year. Excluding a one-time reimbursement of expenses from a legal settlement, EBITDA for the quarter improved $800,000 to last year.

Net interest expense was $441,000 in the quarter versus $476,000 last year.

For the second quarter, our net loss was $3 million or a loss of $0.10 per diluted share, as compared to a loss of $5.1 million or a loss of $0.16 per diluted share in the second quarter of 2014.

Now let me touch on our sales performance by category for the quarter. Video comp sales decreased 7.9%. Video represented 41% of our business for the quarter versus 45% last year.

Music comp sales declined 8.7%. Within the music category, we are seeing continued growth in vinyl, which is helping offset declines in CD. The music category represented 27% of our business for the quarter, compared to 30% last year.

In our trend category, comp sales increased 44.4%. We continue to take advantage of opportunities to strengthen our assortment and shift our inventory mix. Trend sales represented 20% of our business for the quarter, compared to 13% last year.

Electronic comp sales increased 8.8%, driven by expansions in our assortment. Electronic sales represented 10% of our business for the quarter, compared to 9% last year.

Video game comp sales were down 27%. Games represented 2% of our business for the quarter, compared to 4% last year. We continue to shift our inventory investment and space allocation away from games to our higher-margin growth categories.

For the first half, comparable sales decreased 1.7% versus last year. Total sales were $145.4 million, a decrease of 9% compared to last year.

Our gross margin rate for the first six months increased 170 basis points to 39.9% of sales from 38.2% last year, also an historic high.

SG&A expenses were $57.8 million, a reduction of approximately $5.8 million or 9.1% from the first six months of last year. SG&A expenses were 39.8% of sales, as compared to 40% for the same period last year.

Year to date, EBITDA improved $2.9 million to $128,000, as compared to a loss of $2.8 million last year. Excluding a one-time reimbursement of expenses from a legal settlement, EBITDA for the first half improved $1.5 million.

For the first six months, our net loss was $2.8 million or $0.09 per diluted share, as compared to a net loss of $5.5 million or $0.17 per diluted share in 2014.

We ended the quarter with $91 million in cash, compared to $82 million last year.

During the second quarter, the Company repurchased 26,000 shares of common stock at an average price of $3.71 per share. Since the inception of the program, the Company has repurchased approximately 1.7 million shares of common stock at an average price of $3.84 per share. The Company has approximately $15.5 million available for purchase under its repurchase program.

Also, year over year we have lowered our inventory by $10 million and finished the quarter with $125 million in inventory, 7.5% below last year’s $135 million. On a per square foot basis, inventory was $69 compared to $70 per square foot at the end of the second quarter last year.

We ended the quarter with 308 stores in operation, as compared to 327 stores last year, a reduction of 5.8%. Square footage in operation declined 7.3% to 1.8 million square feet versus 1.9 million square feet last year.

Now I will turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO

Thanks, John.

Our second quarter was highlighted by our ongoing ability to enhance our financial strength through the continued strong performance in our emerging categories, our ability to drive our gross margin rate higher, and improved inventory management.

We have improved our store productivity, generating higher sales and gross margin per square foot while decreasing our inventory per square foot investment. We continue to progress and benefit from the testing, evaluation, and implementation of strategic initiatives, which have accelerated our momentum and given us the confidence to move forward in improving customer experience and expanding our product offering.

We’re utilizing our financial strength to improve the customer experience by make investments in people, process, merchandise assortments, and presentation, including the hiring of Scott Hoffman as our Chief Merchandising Officer. Scott brings deep experience across a wide range of product categories. He has strong industry relationships and he has the expertise to innovate quickly to create a customer experience that drives loyalty and results.

Further investments include the expansion of assortments and improvement in in-store merchandising initiatives for our emerging categories and, finally, rationalizing and redirecting our SG&A expenses to support growth and improve efficiency.

Our focus continues to be on the following priorities as we work to deliver our vision of becoming the most compelling entertainment and pop culture centric experience in the marketplace -- champion a culture of innovation, experimentation, and driving the business; further engage complementary world-class talents to capitalize on strategic opportunities; focus on a unique and profitable merchandise point of view, leveraging our heritage industry relationships in this effort; improve the brand and customer experience; embrace the opportunity of the omni-channel marketplace; and continue to align and apportion SG&A resources.

Now I would like to open the call for questions.

Operator

(Operator Instructions). William Meyers, Miller Asset Management.

William Meyers - Miller Asset Management - Analyst

Could you talk about the reason for closing the stores that you closed and what your strategy is regarding the total number of stores in your chain?

Michael Feurer - Trans World Entertainment Corporation - CEO

Hi, William, sure. We meticulously evaluate each and every deal based on many factors including term, profit, location, competitive set. We also evaluate new locations in the same detailed manner, so recent retail store closings have created further opportunities for us to explore new stores.

So that kind of comprehensive approach in both the closure discussions, remodel discussions, and potential new store discussions, that’s the methodology that we’re utilizing.

William Meyers - Miller Asset Management - Analyst

Okay. Is there some number of stores below which you would feel that the corporate overhead would mean that you wouldn’t want to go below that number of stores?

Michael Feurer - Trans World Entertainment Corporation - CEO

I don’t think we are thinking about it in that way necessarily, although obviously we are looking at the full picture. We really are looking at each and every one of our deals, each and every one of our existing leases with remaining term, and evaluating across all those factors that I just said to make the very important decision on whether those stores close.

But again, importantly, as you well know, there have been a number of store closures from competitors within the mall environment that has caused us again to be evaluating the potential for opening stores as well.

William Meyers - Miller Asset Management - Analyst

Okay, well, that sounds optimistic. And just one more question, the margin excluding the one-time legal benefit, do you feel the margins are --you’re going to be able to sustain these kinds of margins?

Michael Feurer - Trans World Entertainment Corporation - CEO

We do, and John, you can speak to it a little bit as well, but we do see opportunity in the margins going forward.

John Anderson - Trans World Entertainment Corporation - CFO

Yes, the one-time legal settlement was a reduction of SG&A, so that didn’t impact the margin. So the 40.3% margin for the quarter was not impacted by any one-timers and we do see that continuing as we continue our product mix shift and also make some enhancements in the management of the inventory.

William Meyers - Miller Asset Management - Analyst

Okay, congratulations. That’s all for me.

Operator

(Operator Instructions). There appear to be no other questions at this time. I will turn it back to our speakers for any closing remarks.

Michael Feurer - Trans World Entertainment Corporation - CEO

I’d like to take this opportunity to thank everyone for their dedication to our Company, our customers, vendors, shareholders, and our Trans World associates. We look forward to talking to you about our third-quarter results on November 19. Thank you.

Operator

And that does conclude today’s conference call. We appreciate your participation.